UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AngioDynamics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Explanatory Note

This proxy statement supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed by AngioDynamics, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on September 28, 2023 (the “Original Filing”) is being filed in order to clarify in one instance that the required vote to approve Proposal 4 is a majority of the shares represented in person or by proxy and entitled to vote.  This clarification does not alter the vote calculation for determining whether such proposal has passed nor the treatment of abstentions for such proposal, as set forth in the Original Filing.

All other items in the Original Filing remain unchanged and are incorporated herein by reference. In addition, this Supplement does not reflect events occurring after the date of the Original Filing or modify or update disclosures that may have been affected by subsequent events.

IF YOU HAVE ALREADY SUBMITTED YOUR PROXY, YOU DO NOT NEED TO TAKE ANY ACTION UNLESS YOU WISH TO CHANGE YOUR VOTE.

On page 5, paragraph four under the heading “What is the voting requirement to approve each proposal?” is amended and restated in its entirety to read as follows:

“For the approval of amendments to the AngioDynamics, Inc. 2020 Equity Incentive Plan (Proposal 4) the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.”

This Supplement should be read together with the matters set forth in the Original Filing. Other than as set forth above, all other items of the Original Filing are incorporated herein by reference without change.

* * *

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON NOVEMBER 14, 2023

This Supplement, the Proxy Statement for the 2023 Annual Meeting of Shareholders, the proxy card, and annual report on Form 10-K for our fiscal year ended May 31, 2023 are available on the following website: www.proxyvote.com. To view materials via the internet, please follow the instructions set forth on the Notice Regarding Internet Availability mailed on or about September 28, 2023 to all shareholders of record on September 20, 2023.